Subject to Completion and Modification

Filed Pursuant to Rule 433

Registration Statement No. 333-166301

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus

$817,000,000

SLM Student Loan Trust 2011-3

Issuing Entity

SLM Funding LLC

Depositor

Sallie Mae, Inc.

Sponsor, Master Servicer and Administrator

Student Loan-Backed Notes

On or about October 13, 2011, the trust will issue:

Class	Principal	Interest Rate		Maturity

Floating Rate Class A-1A Notes	$427,000,000	1-month LIBOR plus	%	February 25, 2028
Fixed Rate Class A-1B Notes	$195,000,000		%	February 25, 2028
Floating Rate Class A-2 Notes	$171,000,000	1-month LIBOR plus	%	December 26, 2036
Floating Rate Class B Notes	$24,000,000	1-month LIBOR plus	%	July 25, 2044

The trust will make payments primarily from collections on a pool of consolidation FFELP student loans. Interest and principal on the notes will be payable monthly on the 25th day (or if such day is not a business day, the next business day) of each calendar month, beginning in December 2011. In general, the trust will pay principal, first to the class A-1A and class A-1B notes, pro rata, until the principal balance of each such class of notes is paid in full, and then, sequentially, to the class A-2 notes and the class B notes, in that order, until the principal balance of each such class of notes is paid in full. Interest on the class B notes will be subordinate to interest on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes. Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes, overcollateralization and the reserve account. In addition, the trust will deposit funds, on the closing date, into the capitalized interest account. These funds will be available only for a limited period of time. The interest rates on the class A-1A notes, the class A-2 notes and class B notes will be determined by reference to LIBOR. A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus. The class A-1B notes will bear interest at a fixed annual rate.

Some or all of the class B notes may be retained by the depositor or an affiliate of the depositor. This free-writing prospectus also covers the resale of any such retained class B notes from time to time by the depositor or an affiliate of the depositor.

We are offering the notes through the underwriters at the prices shown below when and if issued. Application will be made for the notes to be listed on the Official List of the Luxembourg Stock Exchange and to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in SLM Corporation, the sponsor, administrator, master servicer, depositor, any seller, any underwriter or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

Joint Book-Runners

J.P. Morgan	RBS

September 28, 2011

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Prospectus Supplement, dated September 28, 2011 (the “preliminary prospectus supplement”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the preliminary prospectus supplement.

Exhibit I

The rep lines referred to in the final bullet point on page I-4 of Exhibit I to the preliminary prospectus supplement can be found at the following website: http://www.salliemae.com/2011-3Data.

SLM Student Loan Trust 2011-3

Issuing Entity

$427,000,000	Floating Rate Class A-1A Student Loan-Backed Notes
$195,000,000	Fixed Rate Class A-1B Student Loan-Backed Notes
$171,000,000	Floating Rate Class A-2 Student Loan-Backed Notes
$ 24,000,000	Floating Rate Class B Student Loan-Backed Notes

SLM Funding LLC

Depositor

Sallie Mae, Inc.

Sponsor, Master Servicer and Administrator

Joint Book-Runners

J.P. Morgan

RBS

September 28, 2011